Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-75254, 33-75252, 33-92656, 333-01978, 333-34839, 333-34837, 333-81521, 333-81523, 333-64410, 333-64412, 333-100294, 333-100295, 333-116550, 333-116551, 333-125839, 333-125840, and 333-129838) and the Registration Statements on Form S-4 (Nos. 333-77343, 333-43752 and 333-64656) of our report dated August 10, 2007 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of the Company’s internal control over financial reporting of Black Box Corporation included in this Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2007.
/s/ BDO Seidman, LLP
Chicago, Illinois
August 10, 2007